4/12/2021 https://www.sec.gov/Archives/edgar/data/933691/000093369115000006/ex99h2ii.htm https://www.sec.gov/Archives/edgar/data/933691/000093369115000006/ex99h2ii.htm 1/1 EX-99.H PARTIC AGREE 3 ex99h2ii.htm EX. 99.28(h)(2)(ii) FIRST AMENDMENT TO MASTER FUND PARTICIPATION AGREEMENT This First Amendment, effective as of January 18, 2012, amends the Master Fund Participation Agreement (the "Agreement") dated the 1st day of May, 2010, among JACKSON NATIONAL LIFE INSURANCE COMPANY ("Insurance Company"), on behalf of itself and certain of its separate accounts; JNL SERIES TRUST ("Trust"), an open-end investment company organized under the laws of the Commonwealth of Massachusetts; AMERICAN FUNDS INSURANCE SERIES ("Series"), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts; and CAPITAL RESEARCH AND MANAGEMENT COMPANY ("CRMC"), a corporation organized under the laws of the State of Delaware. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed such terms in the Agreement. WHEREAS, the Agreement pertains to the relationship of the parties hereto with respect to multi-manager variable annuity contracts and/or variable life policies; WHEREAS, the parties desire to amend the wire instructions outlined in section 6(c) of the Agreement. NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, the Insurance Company, the Trust, the Series, and CRMC hereby agree as follows: Section 6(c) in the Agreement is deleted and restated in its entirety as follows: (c) Contingencies. All orders are subject to acceptance by Transfer Agent and become effective only upon confirmation by Transfer Agent. Upon confirmation, the Transfer Agent will verify total purchases and redemptions and the closing share position for each Master Fund. In the case of delayed settlement, Transfer Agent and the Fund shall make arrangements for the settlement of redemptions by wire no later than the time permitted for settlement of redemption orders by the Investment Company Act of 1940. Such wires for the Funds and the Transfer Agent should be sent to the account wire instructions on file with the parties. Except as expressly supplemented, amended or consented to hereby, all of the representations and conditions of the Agreement will remain unamended and will continue to be in full force and effect. IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as January 18, 2012, effective as of the date first above written. Insurance Company (on behalf of itself and each Account) By: /s/ Thomas J. Meyer Its: Senior Vice President and General Counsel The Trust By: /s/ Kelly L. Crosser Its: Assistant Secretary American Funds Insurance Series By: /s/ Steven I. Koszalka Its: Secretary Capital Research and Management Company By: /s/ Michael J. Downer Its: Senior Vice President and Secretary